Exhibit 10.2

PRODUCT PLACEMENT MEMBERSHIP AGREEMENT

This Product Placement Membership Agreement (“Agreement”), dated as of July 10th, 2020 (the “Effective Date”), is entered into by and between TAURIGA SCIENCES, INC. a Florida corporation (“Client”), and KushCo Holdings, Inc., a Nevada corporation (“Placement Agent”), collectively referred to as the “Parties” and each a “Party” and is based upon the following facts and circumstances:

WHEREAS, Client is in the business of manufacturing and distributing certain legally compliant hemp derived products (the “Products”);

WHEREAS, Placement Agent is in the business of providing certain services, including without limitation, retail activation, product incubation, branding and marketing solutions, and sales management of certain products (the “Services”), and NOW, THEREFORE, in consideration of the mutual covenants herein contained, Client and Placement Agent hereby agree as follows:

1. Defined Terms. In addition to other terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

1.1 “Affiliate” shall mean, any individual, corporation, company, partnership, joint venture, unincorporated organization or other entity directly or indirectly controlling, controlled by or under common control with the applicable Party.

1.2 “Transaction(s)” shall mean any sale, exchange, transfer, conveyance, option to purchase the Products or other products sold and distributed by the Client to a third-party or third-parties utilizing any of the Service(s) provided by Placement Agent.

2. Fees. If Client or any Affiliate of Client consummates any Transaction(s) with a third-party for the Product(s), Placement Agent shall be paid a fee equal to ten and 00/100 percent (10.00%) of the total gross sales for such Transaction(s) for any and all Products or other products sold and distributed by Client to a third-party or third-parties utilizing any of the Service(s) provided by Placement Agent (each the “Placement Fee” and collectively, the “Placement Fees”). The Placement Fee shall be earned as of the date of the respective Transaction and shall be paid in cash by Client to Placement Agent on a monthly basis and no later than the last calendar day of each calendar month.

3. Monthly Reporting & Audit. Client shall provide Placement Agent monthly sales statements illustrating the number of Transaction(s) completed during each calendar month, and such other information relating to this Agreement as may be reasonably requested by the Placement Agent. Client shall provide Placement Agent with a monthly rolling forecast of estimated Transaction(s) for the following month. The forecast is for planning purposes only and is not binding. Placement Agent will have the right, upon reasonable request, to audit and review the books and records of Client sufficient to review and confirm the Placement Fee(s). Any such audit will be conducted at Placement Agent’s expense and at such times and in such a manner as to not unreasonably interfere with Client’s normal operations. Client shall maintain all such books and records for a period of three (3) years after the closing of any Transaction(s).

4. Placement Agent’s Role. Client hereby acknowledges and agrees that (a) Placement Agent may find, procure and introduce Client to certain entities or persons or their Affiliate(s) that Placement Agent has identified that may be willing to entering into the Transaction with Client, (b) Client has at all times been (or will be) represented by legal counsel of its own choice; and (c) nothing in this Agreement shall restrict Placement Agent from providing the same or similar services to other parties.

5. Term; Termination & Recognition. The term of this Agreement commences on the Effective Date and continues for a period of two (2) years, unless earlier terminated as provided under this Agreement. Placement Agent may terminate this Agreement upon sixty (60) days’ prior written notice to the Client. Termination or expiration of this Agreement for any reason will not negate any obligation of the Client, which arose prior to the effective date of such termination, including without limitation Client’s obligation to compensate Placement Agent in accordance with the payment terms agreed upon for all Services performed prior to termination or expiration. Notwithstanding anything to the contrary, if within two (2) years after the expiration or earlier termination of this this Agreement a Transaction is completed, then Client shall pay Placement Agent the Placement Fee in accordance with the provisions of this Agreement on account of such Transaction(s).

6. Notices. Any notices or other communications between Client and Placement Agent may be given at the addresses set forth below:

To Placement Agent:	KushCo Holdings, Inc.,
6261 Katella Ave., Suite 250
Cypress, CA 90630
Attn: Legal@Kushco.com

To Client:	Tauriga Sciences, Inc.
555 Madison Avenue, 5th Foor
New York, NY 10022
Attn: Seth M. Shaw
Email: sshaw@tauriga.com
Tel. (917) 796 9926

Any notice or communication under this Agreement must be in writing and sent via personal delivery, overnight courier service, email, or certified or registered mail, postage prepaid, return receipt requested and addressed to the to the address stated above or to another address as that Party may subsequently designate by notice and shall be deemed given on the date of delivery. Any such notice shall be deemed delivered and given as of the date so delivered, if delivered personally, the following business day if delivered by overnight courtier or email, or seventy-two (72) hours after deposit in a regularly maintained receptacle for the deposit of United States mail, postage paid, addressed and sent as aforesaid.

7. Liability for Due Diligence Costs. All reasonable out-of-pocket costs incurred by the Client hereto and/or their respective affiliates in connection with the Transaction(s) (including, without limitation, due diligence expenses, legal fees, costs of travel, costs of third party reports, preparation and negotiation of this Agreement and the documents necessary to consummate the Transaction(s), formation of entities intended to be used in connection with the Transaction(s), transfer taxes, conveyance taxes, intangible taxes and other similar taxes, escrow fees, Placement Fees and any other expenses of any kind or nature incurred in connection with the Transaction(s) will be paid by Client. To the extent that any such costs are incurred by Placement Agent on behalf of Client, Placement Agent shall promptly reimburse Placement Agent for the cost thereof.

8. Late Fees. In the event Client fails to make any payments when due under this Agreement then Client will be charged a late fee of five percent (5%) of the outstanding balance per month or the maximum rate allowed by applicable law, whichever is lower. Placement Agent shall recover any out-of-pocket expenses incurred in collecting payments due, including, without limitation, any bank charges for returned checks and attorneys’ fees. In the event of any late payment by Client that is not cured within five (5) days from the date of notice thereof, Placement Agent may decline to offer any additional Service(s) until all amounts due and late fees are paid in full, without in any way affecting its rights under this Agreement. Placement Agent may enforce the foregoing rights without waiving any and all other rights or remedies it may have for any breach of this Agreement.

9. Independent Contractor Status. Client and Placement Agent acknowledge and declare that neither Party intends to create an employee/employer relationship, nor an agent/principal relationship, by this Agreement. It is the Parties intention that the Placement Agent shall have an independent contractor status and not be an employee for any purposes including, but not limited to, the application of the Federal Insurance Contribution Act, Social Security Act, Federal Unemployment Tax Act, provisions of the Internal Revenue Code, State Revenue and Taxation Code relating to income tax withholding at the source of income, Workers’ Compensation Insurance Code 401(k) and other benefit payments and third party liability claims. Placement Agent will retain sole and absolute discretion in the manner and means of carrying out their activities and responsibilities under this Agreement. This Agreement will not be considered or construed to be a partnership or joint venture and neither party shall not be liable for any obligations incurred by the other unless specifically authorized in writing by the both Parties.

10. Insurance. During the term of this Agreement, Client shall, at its own expense, maintain and carry insurance in full force and effect which includes, but is not limited to, commercial general liability in a sum reasonably appropriate for Client’s industry and size with financially sound and reputable insurers. Upon Placement Agent’s request, Client shall provide Placement Agent with a certificate of insurance from Client’s insurer evidencing the insurance coverage specified in this Agreement. Client shall provide Placement Agent with thirty (30) days’ advance written notice in the event of a cancellation or material change in Client’s insurance policy.

11. Disclaimer of Warranties; Limitation of Liability. Placement Agent makes no warranties, whether written, oral, or implied. Placement Agent expressly disclaims the making of, and Client acknowledges that it has not received, any warranty or guarantee, express or implied or statutory, as to the past, present or future performance of the Services or the potential performance or success of a Transaction. Furthermore, Client acknowledges that Placement Agent is not obligated to independently verify the accuracy or the completeness of the information provided to Placement Agent and/or any party entering into a Transaction with Client, and that Placement Agent is not responsible for any inaccurate or incomplete data provided by such parties. In no event shall the Placement Agent be liable, whether in contract or tort (including negligence or product liability), for any of the following arising out of or concerning this Agreement, however caused: consequential, special, moral, incidental, indirect, reliance, punitive or exemplary damages, loss of goodwill, profits, use, opportunities, revenue or savings; business interruption; or loss; regardless of (a) whether such damages were foreseeable, (b) whether the Placement Agent was advised of the possibility of such damages, (c) the legal or equitable theory (contract, tort or otherwise) upon which the claim is based, and (d) the failure of any agreed or other remedy of its essential purpose. In no event shall the Placement Agent’s aggregate liability arising out of or related to this Agreement or its subject matter, for breach of contract, tort (including negligence or product liability) or otherwise, exceed the total amounts paid to the Placement Agent by Client for the Services sold hereunder.

12. Indemnity. Client hereby assumes all liability for, and shall defend (if required by Placement Agent and with counsel acceptable to Placement Agent), indemnify, defend, and hold Placement Agent and its affiliated companies, and their directors, officers, employees, shareholders, agents, affiliates, successors and assigns, harmless from and against any and all liabilities, claims, demands, suits, actions, proceedings, judgments, losses, damages, penalties, fines or other sanctions, costs or expenses of any nature whatsoever (including, without limitation, attorneys’ fees and expenses through all appeals), whether arising directly or indirectly or whether in contract, tort (including negligence), strict liability, product liability or otherwise, arising from or out of: (i) Client’s acts or omissions under this Agreement, including but not limited to claims of product liability; (ii) the manufacture, delivery, or other disposition, provisioning, or supply of any Product, if the claim is a result of Client’s actions or non-actions; (iii) product recalls related to manufacturing, delivery, or other disposition or safety of any Products or other products distributed by or through the Client, whether or not initiated by Client; (iv) any breach of representation, warranty, covenant or agreement on the part of Client under this Agreement; (v) any other failure of Client to comply with its obligations hereunder; or (vi) any failure or alleged failure to comply with applicable federal or state laws or regulations (including those promulgated by the USDA, FDA, FTC and state agencies). The provisions of this section shall survive the expiration or termination of this Agreement. The Placement Agent shall notify Client promptly of any such suit, claim or proceeding and give Client authority, information, and reasonable assistance (at Client’s sole expense) for the defense of same, and Client shall pay all damages and costs awarded therein. If the Placement Agent is necessarily joined in a legal action, the Placement Agent may elect to be represented by Client’s selected legal counsel, provided that Client’s pays all legal fees (including attorneys’ fees) and expenses of the Placement Agent. Notwithstanding the foregoing, any settlement of such suit, claim or proceeding shall be subject to the Placement Agent’s consent, such consent not to be unreasonably withheld.

13. Publication. Placement Agent shall have the right to post, share, list or otherwise use, including, without limitation, in connection with the Placement Agent’s website, social media, print and marketing materials (collectively, “Use”) that Client is a member and/or customer of Placement Agent.

14. Compliance with Laws. The Parties shall comply with all rules, orders, determinations, laws and ordinances of any federal, state or local authority having or exercising jurisdiction over Transaction or the subject matter of this Agreement, including, without limitation, laws proscribing discrimination in the sale of real property. Client is responsible for compliance with all licensing requirements necessary in connection with any and all Transaction(s). Client will comply with all applicable laws with regard to the manufacturing, production and sale of any Product(s) pursuant this Agreement, and will obtain, at its sole cost and expense, all necessary registrations, approvals, permits, and other authorizations needed, whether from regulatory authorities or otherwise, in connection with such activities. Client will not engage in any illegal or unethical practices in connection with the Service(s) offered hereunder. Client shall comply with all applicable laws, regulations and ordinances, including compliance and cooperation with IRS Form 8300, Report of Cash Payments Over $10,000 received in a trade or business.

15. Governing Law. The laws of the State of California shall govern the legality, validity and enforceability of this Agreement, the construction of its terms, conditions and covenants, and the interpretation of the rights and duties of Client and Placement Agent.

16. Waiver of Jury Trial; Attorney’s Fees. Each Party hereto hereby acknowledges and agrees that any controversy that may arise under this agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by final, binding arbitration in Orange County, California before one (1) independent arbitrator; provided, however, that each Party retains its right to seek injunctive relief under applicable law in a state court located in Orange County, California. The arbitration shall be administered by JAMS pursuant to JAMS’ Streamlined Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The prevailing Party in any legal action (including arbitration) brought related to this Agreement, including exhibits, schedules, attachments, appendices, and/or amendments thereto shall be entitled to recover its legal expenses incurred in connection therewith, including without limitation reasonable attorney’s and expert witness fees and costs. The Parties hereby represent and acknowledge that they have been provided with the opportunity to discuss and review the terms of this Agreement with their respective attorneys before signing it and that they are freely and voluntarily signing this Agreement in exchange for the benefits provided herein. The Parties further represent and acknowledge that they have been provided a reasonable period of time within which to review the terms of this Agreement.

17. Miscellaneous.

17.1 Waiver. The waiver by either Party of the performance of any covenant, condition or promise shall not invalidate this Agreement, nor be considered a waiver of any other covenant, condition or promise. The waiver by either Party of the time for performing any act shall not constitute a waiver of time for performing any other act or an identical act required to be performed at a later time.

17.2 Amendments. All amendments and supplements to this Agreement must be in writing and executed by each party hereto.

17.3 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. However, this Agreement shall not be binding on a Party until all Parties have executed this document, either all on one document or in counterparts.

17.4 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the Parties hereto affecting this Agreement and that this Agreement supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, between the Parties hereto with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Agreement. This Agreement contains all of the terms, covenants, conditions, warranties and agreements of the Parties relating in any manner to the subject matter hereof and shall be considered to be the only agreement between the Parties hereto. All negotiations and oral agreements acceptable to both Parties have been merged into and are included herein. There are no other representations or warranties between the Parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Agreement, if any.

17.5 Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations, limited liability companies, partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in case fully expressed. The captions herein are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning hereof. If unenforceable, the remainder of this Agreement, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Agreement shall be valid and enforceable to the fullest extent possible permitted by law.

17.6 Assignment. The Parties agree that their rights and obligations under this Agreement may not be transferred or assigned without the prior written of the other Party, except that either Party shall be permitted, without the other Party’s consent, to assign or transfer this Agreement to any of its affiliates in connection with a merger or consolidation or a sale of all or substantially all of its assets. This Agreement shall be binding and inure to the benefit of the Parties and their respective legal representatives, heirs, administrators, executors, successors and permitted assigns.

17.7 Publicity. Neither Party shall issue a press release relating to the subject matter of this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that Placement Agent shall be allowed to refer to Client as a customer of Placement Agent in general advertising and marketing initiatives. Placement Agent shall only have the right to use and market any participant/attendee data generated from the Services in an aggregated and personally unidentifiable form.

17.8 Confidential Information. It is expressly agreed that the identities of any individual or entity and any other third parties discussed and made available by Placement Agent in respect of the Transaction and any related business opportunity shall constitute “Confidential Information” and Client and its Affiliates shall not without the prior written consent of Placement Agent, to with withheld, conditioned or delayed in Placement Agent’s sole and absolute discretion: (a) directly or indirectly initiate, solicit, negotiate, contract or enter into any business transactions, agreements or undertakings with any such third party identified or introduced by Placement Agent; or (b) seek to by-pass, compete, avoid or circumvent the Placement Agent from any business opportunity that relates to the Transaction by utilizing any Confidential Information or by otherwise exploiting or deriving any benefit from the Confidential Information. Client each shall indemnify and hold Placement Agent harmless from and against any damage, loss, cost or expense (including without limitation, reasonable attorneys’ fees and costs incurred in the enforcement of the foregoing indemnity) arising out of a breach of this Section 17.8. This Section 17.8 shall survive the expiration or earlier termination of this Agreement.

17.9 Electronic Signature. Signatures and initials required in this document may be executed via “wet” original handwritten signature or initials, or via electronic signature or mark, which shall be binding on the Parties as originals, and the executed signature pages may be delivered using pdf or similar file type transmitted via electronic mail, cloud based server, e- signature technology or other similar electronic means, and any such transmittal shall constitute delivery of the executed document for all purposes of this Agreement.

17.10 Authority. If either Party executes this Agreement as a partnership, corporation or limited liability company, then such Party and the persons and/or entities executing this Agreement represent and warrant that: (a) it is a duly organized and existing partnership, corporation or limited liability company, as the case may be, and is qualified to do business in the state in which the business is located; (b) such persons and/or entities executing this Agreement are duly authorized to execute and deliver this Agreement; and (c) this Agreement is binding in accordance with its terms.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CLIENT

TAURIGA SCIENCES, INC

a Florida Corporation (C Corp.)

By:	Tauriga Sciences, Inc.
Name:	Seth M. Shaw
Title:	Chief Executive Officer

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

PLACEMENT AGENT

KUSHCO HOLDINGS, INC.

a Nevada limited liability company

By:
Name:	STEPHEN Christoffersen
Title:	Chief Financial Officer

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